UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Golden Minerals Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Attached hereto is a press release issued by Golden Minerals Company on December 18, 2015, which in part, includes information regarding Golden Minerals Company’s special meeting of stockholders to be held on January 19, 2016 at the Courtyard by Marriott Denver West/Golden, 14700 W. 6th Avenue Frontage Road, Golden, CO 80401 at 9:00 a.m., Denver time.

GOLDEN MINERALS PROVIDES FINANCIAL AND MEETING UPDATES

Golden, Colorado - /PRNewswire/— December 18, 2015 — Golden Minerals Company (NYSE MKT: AUMN; TSX: AUM) (“Golden Minerals” or “the Company”) has provided an update to its anticipated year-end cash position and information regarding the January 2016 special stockholder meeting to seek approval of the Company’s issuance of common stock on conversion of the Sentient October 2015 $5.0 million loan.

CASH UPDATE

The Company anticipates it will end 2015 with approximately $4.0 million in cash, as compared to the $2.0 million previously projected and reported in October 2015.  Several positive developments have contributed to the improved cash forecast:

•                  The shutdown at Velardena has progressed on time and below cost projections, due primarily to reduced severance costs as a number of employees have been assigned to work at the oxide plant, which is leased to a third party

•                  The Company has received an $800,000 tax refund related to activities of ECU Silver Mining, prior to its acquisition by the Company in September 2011

•                  The Company has received a $500,000 payment under the oxide plant lease earlier than expected, as required permits have been obtained and ore processing has commenced in December

The increased cash balance should allow Golden to further advance its San Luis de Cordero and other projects, focused on obtaining new sources of production.

GOLDEN MINERALS SEEKS STOCKHOLDER APPROVAL

As previously announced, the Company closed on a $5.0 million, one-year convertible loan with its largest stockholder The Sentient Group on October 27, 2015.  NYSE MKT rules provide that the Company may issue common stock to Sentient on conversion of the loan only if the issuance on conversion is approved in advance by the Company’s stockholders.  The loan agreement requires the Company to obtain stockholder approval by January 31, 2016, with an additional 14-day extension available to meet quorum requirements, if needed.  The Company has scheduled a special stockholder meeting for January 19, 2016 to seek approval of the issuance of the Company’s common stock to Sentient on conversion of the loan.  If stockholder approval is not obtained at this meeting, Golden Minerals would be in default on the loan, giving Sentient the right to declare the loan immediately due and payable.  Without external financing, the Company does not expect to have sufficient funds to pay the Sentient loan and

GOLDEN MINERALS COMPANY

350 Indiana Street — Suite 800 — Golden, Colorado 80401 —  Telephone (303) 839-5060 —  Fax (303) 839-5907

accrued interest, either on an acceleration or at its original maturity in October 2016, and continue its business.

Assuming that the Sentient loan and accrued interest are converted to the Company’s common stock, the Company’s projected cash balance at the end of 2015 and the anticipated net cash flow from the oxide plant lease should provide adequate funds to continue the Company’s business plans through 2016, including administrative expenses and exploration property holding costs as well as costs for drilling, bulk sampling and other project evaluation activities at the Company’s Rodeo, Santa Maria, and newly acquired San Luis de Cordero properties.  The Company does not currently expect to have sufficient cash to pay the loan’s principal and interest on October 27, 2016 and continue its business plans.  Therefore, it is important that the Company obtain stockholder approval of the issuance of its common stock if Sentient elects to convert the note, and the Company’s Board of Directors respectfully seeks stockholders’ affirmative votes.  Proxy materials with further information regarding the Sentient loan have now been distributed and stockholders should soon be receiving their voting materials.

The Company realizes that stockholders may have questions about this important vote, the voting process or the convertible loan.  Stockholders may obtain copies of Golden Minerals’ proxy statement for the special meeting of stockholders and other documents filed by Golden Minerals with the SEC for no charge at the SEC’s website at www.sec.gov.  If you have questions regarding the special meeting, please contact Karen Winkler, Director of Investor Relations, at 303-839-5060 or investor.relations@goldenminerals.com, or the Company’s proxy solicitor, Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, (855)928-4483.

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado.  The Company is primarily focused on acquiring and advancing mining properties near its Velardena processing plants and the exploration of properties in Mexico and Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and applicable Canadian securities legislation, including statements regarding the Company’s anticipated cash balance at year-end 2015 and the sufficiency of year-end cash plus proceeds from the third party lease of the Company’s oxide plant to advance its San Luis de Cordero, Rodeo and Santa Maria projects and continue its business plans through 2016, the Company’s expectations that it will not have sufficient cash to pay the Sentient loan and accrued interest and continue its business plans, the planned date of the special stockholder meeting, and potential actions by Sentient if stockholder do not approve the issuance of the

Company’s common stock on conversion of the Sentient loan.. These statements are subject to risks and uncertainties, including:  unanticipated costs and expenses prior to year-end 2015 or in 2016; lower than anticipated revenues from the third party lease of the oxide mill; lower than anticipated available cash in 2016; whether the Company will obtain stockholder approval of the issuance of the Company’s common stock upon Sentient’s conversion of the loan; whether Sentient will accelerate the loan if the Company does not obtain stockholder approval; whether Sentient will convert all or a part of the loan to the Company’s common stock if the Company does receive stockholder approval;  fluctuations and continuing declines in silver and gold metal prices; increases in costs and declines in general economic conditions; and changes in political conditions, in tax, royalty, environmental and other laws in Mexico, and financial market conditions.  Golden Minerals assumes no obligation to update this information.  Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler

Director of Investor Relations

(303) 839-5060

Investor.relations@goldenminerals.com

SOURCE: Golden Minerals Company